Exhibit 99.1

For Immediate Release

PATH 1 NETWORK TECHNOLOGIES REPORTS THIRD QUARTER 2004

FINANCIAL RESULTS

Year-over-Year and Sequential Quarterly Gross Profits Increase by 80%;

Losses Trimmed by 60%

SAN DIEGO– November 4, 2004 – Path 1 Network Technologies Inc. (AMEX: PNO), a pioneer in providing broadcast-quality video routing products, today announced its financial results for the third quarter and nine month period ended September 30, 2004.

For the third quarter of 2004, the Company reported quarterly net revenues of $756,000, compared to net revenues of $787,000 for the third quarter ended September 30, 2003 and $1,509,000 in the second quarter ended June 30, 2004. Gross profit for the third quarter ended September 30, 2004 was $516,000, an increase of nearly 80% from gross profit of $288,000 in the third quarter of 2003 and also an increase of nearly 80% from gross profit of $287,000 in the second quarter ended June 30, 2004.

Net loss for the third quarter of 2004 decreased to ($1,006,000), or ($0.15) per share, compared with a net loss of ($2,906,000), or ($0.64) per share, for the third quarter of 2003, and a net loss of ($1,945,000), or ($0.29) per share, for the second quarter ended June 30, 2004.

“We are pleased with our much stronger gross profit performance, reflecting continued strength in our long-haul and broadcast video transport business,” said John Zavoli, president and CEO of Path 1. “The introduction of our new Ax100 video gateway in the third quarter contributed significantly to our improved gross profit, and customers have expressed strong interest in this product for uncompressed ASI video transport. We also added several new customers in the quarter, reflecting the growing interest in transporting professional quality video over IP networks.”

Path 1’s third quarter 2004 conference call will be held on Thursday, November 4, 2004 at 7:00 a.m. PST (10:00 a.m. EST). The conference call can be accessed by dialing 1-888-394-8095 (domestic) or 1-973-409-9262 (international). A listen-only broadcast of the call may be accessed on the Company’s website at: www.path1.com.

About Path 1 Network Technologies Inc.

Path 1 Network Technologies Inc. develops video routing products that enable the transportation and distribution of real-time, broadcast-quality video over Internet Protocol networks. From the delivery and distribution of broadcast materials to both wired and wireless Video on Demand (VOD), Path 1’s video infrastructure platforms allow high-quality transmission of point-to-point, multipoint and multiplexed data over legacy IP systems. To find out more about Path 1 (AMEX: PNO), visit our web site at www.path1.com or call 877/ONE-PATH (663-7284).

To register to receive future press releases from Path 1 Network Technologies or to download a complete Digital Investor KitTM that includes press releases, regulatory filings and corporate materials, go to www.kcsa.com and click on the “KCSA Interactive Platform” icon.

SAFE HARBOR STATEMENT: This news release contains “forward-looking statements” that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. “Forward-looking statements” describe future expectations, plans, results or strategies and are generally preceded by words such as “future,” “plan” or “planned,” “will” or “should,” “expected,” “anticipates,” “draft,” “eventually” or “projected.” You are cautioned that such statements are subject to a multitude of risks and uncertainties that could cause future circumstances, events or results to differ materially from those projected in the forward-looking statements, including the risks that Path 1 will require additional financing, that our products may not achieve customer or market acceptance, that our products will not perform as expected, that customer trials will not lead to future sales, that our sales and gross profits may fluctuate between reporting periods, and other risks identified in our annual report on Form 10-K and other filings with the SEC. You should consider these factors in evaluating the forward-looking statements included herein and not place undue reliance on such statements. The forward-looking statements are made as of the date hereof, and Path 1 undertakes no obligation to update such statements.

Digital Investor Kit is a trademark of KCSA Worldwide.

# # #

Media Contact:	Investor Contact:

David Carnevale	Todd Fromer / Erika Levy
Path 1 Network Technologies Inc.	KCSA Worldwide (for Path 1)
(858) 450-4220	(212) 896-1215 / (212) 896-1208
media@path1.com	todd@kcsa.com/elevy@kcsa.com

Path 1 Network Technologies Inc.

Condensed Consolidated Balance Sheets

(in thousands, except shares data)

	September 30, 2004	December 31, 2003
	(unaudited)	(audited)
ASSETS
Current assets
Cash and cash equivalents	$2,448	$7,807
Accounts receivable, net	836	510
Inventory	380	393
Other current assets	214	74

Total current assets	3,878	8,784

Property and equipment, net	407	382
Debt issuance costs, net	7	62
Other assets	49	49

Total assets	$4,341	$9,277

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable and accrued liabilities	$597	$699
Accrued compensation and benefits	224	119
Deferred revenue	214	—
Current portion of leases payable	24	15
Current portion of notes payable	171	289

Total current liabilities	1,230	1,122

Long-term lease payable	12	14
Notes payable	—	113

Total liabilities	1,242	1,249

Stockholders’ equity
Preferred stock, $0.001 par value; 10,000,000 shares authorized; no shares issued or outstanding	—	—
Common stock, $0.001 par value; 40,000,000 shares authorized; 6,787,317 and 6,578,324 shares issued and outstanding at September 30, 2004, and December 31, 2003 respectively; 2,777 shares held in treasury at September 30, 2004 and December 31, 2003	7	7
Additional paid in capital	48,614	47,699
Deferred compensation	(1,357)	(1,300)
Accumulated deficit	(44,165)	(38,378)

Total stockholders’ equity	3,099	8,028

Total liabilities and stockholders’ equity	$4,341	$9,277

Path 1 Network Technologies Inc.

Condensed Consolidated Statements of Operations

(in $ thousands, except per share amounts)

(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2004	2003	2004	2003
		(restated)		(restated)
Revenues
Product revenue	$734	$587	$2,593	$1,595
License revenue	—	—	21	53
Contract services revenue	20	200	20	507
Other revenue	2	—	20	7

Total revenues	756	787	2,654	2,162

Cost of revenues
Cost of product revenue	233	379	1,828	871
Cost of contract services revenue	7	120	7	200

Total cost of revenues	240	499	1,835	1,071

Gross profit	516	288	819	1,091

Operating expenses
Engineering, research and development	466	444	1,472	1,225
Sales and marketing	398	480	2,242	1,091
General and administrative	636	1,574	2,545	2,763
Stock-based compensation	—	—	272	50

Total operating expense	1,500	2,498	6,531	5,129

Operating loss	(984)	(2,210)	(5,712)	(4,038)

Other expenses
Interest expense, net	(22)	(434)	(72)	(919)
Other expense	—	(262)	(3)	(262)

Total other expenses	(22)	(696)	(75)	(1,181)

Net loss	$(1,006)	$(2,906)	$(5,787)	$(5,219)

Loss per common share - basic and diluted	$(0.15)	$(0.64)	$(0.86)	$(2.01)

Weighted average common shares outstanding - basic and diluted	6,764	4,528	6,711	2,593